Exhibit 16.1

March 3, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of the Dollar Thrifty Automotive Group, Inc.’s Form 8-K/A, originally dated January 31, 2011 as amended on March 3, 2011, and have the following comments:

1.	We agree with the statements made in Item 4.01(a) and in Item 4.01(b), except that we have no basis on which to agree or disagree with the first two sentences of Item 4.01(a).

2.	We have no basis on which to agree or disagree with the statements made in Item 4.01(c).

Yours truly,

/s/ Deloitte & Touche LLP

Tulsa, Oklahoma